Exhibit 99-1

Millipore Corporation Employees’

Participation and Savings Plan

Financial Report

December 31, 2009

Millipore Corporation Employees’ Participation and Savings Plan

Contents

Report Letter	1

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-16

Schedule of Assets Held at End of Year	Schedule 1

Report of Independent Registered Public Accounting Firm

To the Retirement and Benefits Administration Committee

Millipore Corporation Employees’ Participation and Savings Plan

We have audited the accompanying statement of net assets available for benefits of Millipore Corporation Employees’ Participation and Savings Plan (the “Plan”) as of December 31, 2009 and 2008 and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 2009 and 2008 and the changes in net assets for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule of assets held at end of year as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ Plante & Moran, PLLC

Southfield, Michigan

June 22, 2010

Millipore Corporation Employees’ Participation and Savings Plan

Statement of Net Assets Available for Benefits

	December 31,
	2009	2008

Assets
Investments, at fair value (Notes 3, 4 and 5):
Participant-directed investments	$206,185,348	$139,895,129
Nonparticipant-directed investments	43,663,785	37,359,672
Employer contributions receivable:
Savings account	695,820	344,674
Employee contributions receivable:
Savings account	414,338	—

Total assets	250,959,291	177,599,475

Liabilities
Excess contributions due to participants	—	(5,376)

Net Assets Available for Benefits, at Fair Value	250,959,291	177,594,099

Adjustment from Fair Value to Contract Value for Stable Value Fund	(667,663)	183,083

Net Assets Available for Benefits	$250,291,628	$177,777,182

See Notes to Financial Statements.

Millipore Corporation Employees’ Participation and Savings Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2009	2008
Additions
Contributions:
Employer savings account	$10,759,149	$10,015,096
Employee savings account	16,667,717	15,560,886
Rollover	1,206,164	1,355,854

Total contributions	28,633,030	26,931,836

Investment income (loss):
Dividends and interest	4,933,631	9,931,910
Net appreciation (depreciation) in fair value of investments (Note 4)	50,953,333	(84,371,051)

Total investment income (loss)	55,886,964	(74,439,141)

Total additions - net	84,519,994	(47,507,305)

Deductions - Benefit payments paid directly to participants or beneficiaries	(14,107,167)	(18,479,867)

Net Increase (Decrease) Before Transfers	70,412,827	(65,987,172)

Transfer from other qualified plans (Note 8)	2,101,619	—

Net increase (decrease)	72,514,446	(65,987,172)

Net Assets Available for Benefits

Beginning of year	177,777,182	243,764,354

End of year	$250,291,628	$177,777,182

See Notes to Financial Statements.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Note 1 – Description of the Plan

The following description of the Millipore Corporation Employees’ Participation and Savings Plan (the “Plan”) provides only general information. Participants should refer to the plan document for a complete description of the Plan’s provisions.

General – The Plan is a defined contribution profit-sharing plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Plan includes a savings feature (the “Savings Account” or “Savings Plan”), which covers U.S. employees of Millipore Corporation (“Company” or “Millipore”), and, prior to January 1, 2007, also included a profit-sharing feature (the “Participation Account” or “Participation Plan”), which covered U.S. and Puerto Rico employees who had at least two years of continuous service. Eligible employees can contribute to the Savings Account upon their service commencement date. The Company’s contributions to the Participation Plan were allocated among eligible employees on the basis of the compensation they received during the year for which the contribution was made.

In October 2006, the Company’s Board of Directors approved amendments to the Plan, effective January 1, 2007, to discontinue annual employer contributions to eligible employees’ Participation Plan accounts, to allow eligible employees to begin to participate in the Savings Plan without any waiting period, and to increase the 401(k) matching contribution rates, dollar for dollar, up to the first 6 percent of eligible compensation deferred by the employee.

The recordkeeper of the Plan is T. Rowe Price Retirement Plan Service, Inc. and the directed trustee of the Plan is T. Rowe Price Trust Company (“T. Rowe Price”).

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Participation Account – At December 31, 2009 and 2008, the Participation Account assets are invested in the T. Rowe Price Balanced Fund.

Savings Account – Participants may elect to contribute amounts ranging from 1 percent to 35 percent of their eligible compensation on a pre-tax basis subject to certain limitations. All participants who have attained age 50 before the close of a Plan year are eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Internal Revenue Code.

Each participant’s Savings Account is credited with the participant’s contributions, the Company’s matching contributions and related earnings. Participants’ Savings Accounts are charged with an allocation of certain administrative expenses to the extent those expenses are not paid by the Company. Participants are permitted to invest in one or more of the investment options offered pursuant to the provisions of the Plan, including an option to invest in the stock of the Company and the T. Rowe Price TradeLink brokerage account, a self-directed brokerage account. T. Rowe Price’s TradeLink brokerage account allows participants to invest their Savings Account balances in a wide range of publicly traded investments beyond those available in the core investments of the Plan.

Vesting – All participants are fully vested in their accounts at all times.

Participant Loans – Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of: (1) the amount of their total account balance; (2) the greater of $10,000 or one-half of their total account balance; (3) $50,000 reduced by the excess (if any) of (a) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made over (b) the outstanding balance of loans from the Plan to the participant on the date on which such loan was

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

made, or one-half of the amount in a participant’s total account. A general purpose loan may be used for any reason and may have a term of up to five years. A loan for the purchase of a principal place of residence may have a term of up to 15 years. Participant loans are set at market rates on the date of borrowing. One half of the participant’s total account serves as collateral for the loan.

Payment of Benefits – Participants who are age 59  1/2 years or older may withdraw amounts contributed to their accounts, including income earned. In the event of a participant’s death, termination, or retirement, all amounts contributed to the Plan by, or on behalf of the participant, including income earned, will be distributed in accordance with the provisions of the Plan. Participants may request a withdrawal from their accounts for certain hardships that result from medical expenses, expenses to purchase a principal residence, or tuition expense for the next 12 months of postsecondary education for the participant, their spouse, children, or dependents. The Plan administrator (or its delegate) determines the existence of a hardship.

Administrative Expenses – Generally, administrative expenses of the Plan are paid by the Company. However, certain expenses related to recordkeeping and investment activities charged by the Plan’s directed trustee and recordkeeper may be paid by the Plan. The Plan administrator is a committee appointed by the Board.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting – The Plan’s financial statements are prepared under the accrual basis of accounting. The Statement of Net Assets Available for Benefits presents the fair value of fully benefit-responsive investment contracts as well as the adjustment of these contracts from fair value to contract value. The related activity is presented at contract value in the Statement of Changes in Net Assets Available for Benefits.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Investments Valuation – The Plan’s investments are stated at fair value, except for a common collective trust fund that primarily invests in benefit-responsive investment contracts (commonly referred to as a stable value fund), which is valued at contract value. Contract value represents investments at cost plus accrued interest income less amounts withdrawn to pay benefits. The fair value of the stable value common collective trust fund is based on discounting the related cash flows of the underlying guaranteed investment contracts based on current yields of similar instruments with comparable durations. The fair value of the remaining common collective trust funds is based on the quoted market values of the underlying investments. Shares of Company common stock and mutual funds are valued at quoted market prices. The Tradelink brokerage account, a self-directed brokerage account, invests in publicly traded securities that are valued at fair value based on quoted market prices. Participant loans are valued at their outstanding balance, which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Investment Income – Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis. Net appreciation (depreciation) on fair value of investments includes realized gains (losses) and unrealized appreciation (depreciation) on investments. In determining the net gain or loss on investments, cost is determined on the average cost basis.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Contributions – Employee contributions and employer matching contributions are recorded in the period that employee payroll deductions are made.

Payment of Benefits – Benefit payments are recorded when paid.

Excess Contributions Payable – The Plan provides that certain limitations may be imposed on participants’ contributions in order to comply with statutory requirements. As of December 31, 2009 and 2008, excess contributions of $0 and $5,376, respectively, were payable to certain participants. Contributions in the Statement of Changes in Net Assets Available for Benefits have been adjusted for these amounts. The return of these excess contributions allows the Plan to comply with statutory requirements.

Related Party Transactions – Certain Plan investments are shares of mutual funds and units of common collective trust funds managed by T. Rowe Price. T. Rowe Price is the directed trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. There were administrative expenses paid to the directed trustee during the year. These transactions, as well as participant loans, also qualify as party-in-interest transactions.

The Plan invests in the common stock of Millipore Corporation, the Plan’s sponsor. Transactions in Millipore common stock are party-in-interest transactions. Purchases of Millipore common stock for the years ended December 31, 2009 and 2008 totaled $2,210,108 and $1,029,950, respectively. Sales of Millipore common stock for the years ended December 31, 2009 and 2008 totaled $1,895,235 and $1,011,366, respectively.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties – The Plan allows for various investment securities. These investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Note 3 – Fair Value Disclosures

Financial assets of the Plan are measured at fair value using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Plan has the ability to access. Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Mutual Funds – These investments are valued at quoted prices in an active market.

Common Collective Trust Funds – These investments are valued generally based on the value of the underlying assets owned by the fund, less its liabilities. The fair value of the underlying investments are based on quoted market prices and are traded in an active market. The fair value of the stable value common collective trust fund is based on discounted cash flows of the underlying investments.

Millipore Corporation common stock – Millipore Corporation common stock is valued at the closing price reported on the New York Stock Exchange Composite Listing.

Self-directed Brokerage Accounts – These investments include portfolios of common stock and mutual funds and are valued based on quoted market prices.

Loans to Participants – Loans to Plan participants are valued at outstanding balances, which approximates fair value and are classified within Level 3 of the valuation hierarchy.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Below is a summary of the Plan’s financial instruments measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	Level 1	Level 2	Level 3	Balance at December 31, 2009
Assets
Mutual funds:
Equity investments	$118,786,700	$—	$—	$118,786,700
Bond and fixed income investments	23,995,662	—	—	23,995,662
Balanced fund investments	69,865,048	—	—	69,865,048
Short-term investments	38,122	—	—	38,122
Common collective trust funds:
Stable value investment (1)	—	22,233,418	—	22,233,418
Common stock:
Millipore Corporation	8,343,545	—	—	8,343,545
Other	1,238,286	—	—	1,238,286
Loans to participants	—	—	5,348,352	5,348,352

Total assets	$222,267,363	$22,233,418	$5,348,352	$249,849,133

	Level 1	Level 2	Level 3	Balance at December 31, 2008
Assets
Mutual funds:
Equity investments	$74,953,362	$—	$—	$74,953,362
Bond and fixed income investments	17,364,724	—	—	17,364,724
Balanced fund investments	54,607,810	—	—	54,607,810
Short-term investments	16,867	—	—	16,867
Common collective trust funds:
Stable value investment (1)	—	19,530,862	—	19,530,862
Common stock:
Millipore Corporation	5,629,073	—	—	5,629,073
Other	720,538	—	—	720,538
Loans to participants	—	—	4,431,565	4,431,565

Total assets	$153,292,374	$19,530,862	$4,431,565	$177,254,801

(1)	This category represents investments in an actively managed common collective trust fund that invests primarily in investment contracts, a variety of fixed income investments which may include corporate bonds, both U.S. and non-U.S. municipal securities and wrapper contracts. Investments are valued at the net asset value per share multiplied by the number of shares held as of the measurement date.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

The following table sets forth a summary of the changes in the fair value of the Plan’s Level 3 financial instruments for the years ended December 31, 2009 and 2008:

Participant Loans
Balance at December 31, 2007	$4,185,670

Issuances and settlements, net	245,895

Balance at December 31, 2008	4,431,565

Issuances and settlements, net	916,787

Balance at December 31, 2009	$5,348,352

The Plan also has other assets and liabilities not measured at fair value on a recurring basis, including employer and employee receivables and excess contributions due to participants. The fair value of these assets and liabilities approximates the carrying amounts in the accompanying financial statements due to the short maturity of such instruments.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Note 4 – Investments

The following table presents the Plan’s investments as of December 31:

	2009		2008
Investments, at fair value:
American Funds EuroPacific Growth Fund	$15,017,150	*	$9,813,686	*
Dodge and Cox Stock Fund	16,526,553	*	10,871,428	*
Millipore Common Stock	8,343,545		5,629,073
Oppenheimer Developing Markets Fund	12,675,718	*	5,403,825
Participant loans	5,348,352		4,431,565
PIMCO Real Return Fund	4,281,730		2,155,167
PIMCO Total Return Fund	19,713,932	*	15,209,557	*
T. Rowe Price Balanced Fund: Nonparticipant-directed**	43,663,785	*	37,359,672	*
T. Rowe Price Balanced Fund: Participant-directed	26,201,263	*	17,248,138	*
T. Rowe Price Growth Stock Fund	24,757,428	*	16,521,165	*
T. Rowe Price Mid-Cap Value Fund	9,163,587		5,521,788
TradeLink brokerage accounts	1,238,286		720,538
Vanguard Inst Index Fund	15,828,809	*	11,823,270	*
Other investments	24,855,577		15,015,067
Investments, at contract value:
T. Rowe Price Stable Value Fund	21,565,755	*	19,713,945	*

Total investments	$249,181,470		$177,437,884

*	Investments that represent 5% or more of the Plan’s net assets at the end of the year
**	Nonparticipant-directed investments

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

During the years ended December 31, 2009 and 2008, the Plan’s investments (including gains and losses on investments bought and sold as well as held during the year) appreciated (depreciated) in value as follows:

	2009	2008
Mutual funds	$48,553,734	$(81,116,426)
Common stock	2,399,599	(2,310,738)
Common collective trust funds	—	(943,887)

Net appreciation (depreciation)	$50,953,333	$(84,371,051)

Note 5 – Nonparticipant-Directed Assets and Activity

Information about the assets relating to the nonparticipant-directed investments, the Participation Account, is as follows:

	December 31,
	2009	2008

Assets: Mutual funds	$43,663,785	$37,359,672

Significant changes in nonparticipant-directed investments for 2009 related to net appreciation in fair value of mutual funds of approximately $9,928,000 and benefit payments of approximately $3,624,000. Significant changes in nonparticipant-directed investments for 2008 related to net depreciation in fair value of mutual funds of approximately $15,260,000 and benefit payments of approximately $5,059,000.

Note 6 – Plan Termination

While the Company has not expressed any intent to terminate the Plan, it is free to do so at any time under the current provisions of the Plan. In the event of a permanent discontinuance of Company contributions to the Plan, dissolution of the Company, acquisition of the Company by an unaffiliated company (where the Company is not the surviving corporation), or approval by the Company’s Board of Directors to terminate the Plan, the Plan shall be deemed terminated and each participant shall be entitled to an immediate distribution of their account balances.

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

Note 7 – Tax Status

No provision for income taxes has been included in the Plan’s financial statements, as the Plan qualifies as a tax-exempt entity under Section 401 of the Internal Revenue Code (the “IRC”). The Internal Revenue Service has determined and informed the Company, by a letter dated March 16, 2010, that the Plan is designed in accordance with applicable sections of the IRC. To the best of its knowledge, the Company believes that the Plan, as amended, is currently in compliance with the applicable provisions of the IRC.

Note 8 – Transfers

During 2009, Guava Technologies, Inc. was acquired by Millipore Corporation. As a result of this acquisition, on November 2, 2009, the Guava Technologies, Inc. 401(k) Plan was merged with the Plan. Accordingly, assets of $2,101,619 were transferred into the Plan in connection with the plan merger.

Note 9 – Reconciliation to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2009 and 2008 to Form 5500:

	2009	2008
Net assets available for benefits per financial statements	$250,291,628	$177,777,182
Adjustment to fair value for Stable Value Fund	667,663	(183,083)

Net assets available for benefits per Form 5500	$250,959,291	$177,594,099

Millipore Corporation Employees’ Participation and Savings Plan

Notes to Financial Statements

December 31, 2009 and 2008

The following is a reconciliation of investment income (loss) per the financial statements for the years ended December 31, 2009 and 2008 to Form 5500:

	2009	2008
Total investment income (loss) per financial statements	$55,886,964	$(74,439,141)
Change in adjustment to fair value for Stable Value Fund	850,746	(278,977)

Total investment income (loss) per Form 5500	$56,737,710	$(74,718,118)

Millipore Corporation Employees’ Participation and Savings Plan

Schedule of Assets Held at End of Year

Form 5500, Schedule H, Item 4i

EIN 04-2170233, Plan Number 001

December 31, 2009

(a)(b) Issuers	(c) Description of Investments	(d) Cost	(e) Current Value
American Funds	EuroPacific Growth Fund - Mutual fund	*	$15,017,150
Dodge and Cox	Stock Fund - Mutual fund	*	16,526,553
JPMorgan	JP Morgan Mid-Cap Growth Fund - Mutual Fund	*	8,473,251
Millipore Corporation (1)	Common stock	*	8,343,545
Oppenheimer Funds	Developing Markets - Mutual fund	*	12,675,718
PIMCO Mutual Funds	Total Return Fund - Mutual fund	*	19,713,932
PIMCO Mutual Funds	Real Return Fund - Mutual fund	*	4,281,730
The Royce Funds	Low-Priced Stock Fund - Mutual fund	*	9,118,289
Baron	Baron Growth Fund - Mutual fund	*	4,687,386
T. Rowe Price (1)	Prime Reserve Fund - Mutual fund	*	38,122
T. Rowe Price (1)	Balanced Fund - Mutual fund participant-directed	*	26,201,263
T. Rowe Price (1)(2)	Balanced Fund - Mutual fund nonparticipant-directed	$49,432,576	43,663,785
T. Rowe Price (1)	Growth Stock Fund - Mutual fund	*	24,757,428
T. Rowe Price (1)	Mid-Cap Value Fund - Mutual fund	*	9,163,587
Third Avenue Funds	Real Estate Value Fund - Mutual fund	*	2,538,529
Vanguard	Vanguard Inst Index Fund - Mutual fund	*	15,828,809
T. Rowe Price (1)	Stable Value Fund - Common collective trust fund	*	22,233,418
T. Rowe Price (1)	Trade-Link - Self-directed brokerage accounts	*	1,238,286
Participants (1)	Participant loans with interest rates ranging from 3.25 percent to 9.25 percent	—	5,348,352

	Total		$249,849,133

(1)	Denotes party-in-interest
(2)	Denotes nonparticipant-directed investments
*	Cost information is not required for participant-directed investments and, therefore, is not included.

Schedule 1